Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors

Synergy Health plc:

We consent to the use of our report dated November 25, 2014, with respect to the consolidated statements of financial position of Synergy Health plc as of March 30, 2014 and March 31, 2013, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years ended March 30, 2014, March 31, 2013, and April 1, 2012, included in Amendment No. 1 to the Form S-4 of New STERIS Limited dated January 7, 2015, and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP

Nottingham, United Kingdom

7 January 2015